PRICEWATERHOUSECOOPERS logo here

PricewaterhouseCoopers, LLP
125 High Street
Boston, MA 02110-1707
Telephone (617) 530-5000
Facsimile (617) 530-5001
www.pwc.com

Report of Independent Auditors

To the Board of Directors and Shareholder
Of GMAC Mortgage Corporation:

We have examined management's assertion, about GMAC Mortgage Corporation and its subsidiaries' (the "Company") compliance with the minimum servicing standards ("standards"), identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP), as of and for the year ended December 31, 2004 included in the accompanying management assertion (Exhibit I). Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, including examining, on a test basis, evidence about the Company's compliance with the standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of the Company's compliance with the standards.

Our examination identified certain instances of non compliance with USAP as it relates to Section I Custodial Bank Accounts. Specifically, there were bank accounts over the course of several months where the Company was not in full compliance with USAP requirements as it related to the preparation of custodial bank reconciliations with in 45 calendar days of cutoff as well as the resolution of reconciling items with in 90 calendar days of original identification. The Company remediated the issues related to the preparation of custodial bank accounts reconciliations with in 45 calendar days as of December 31, 2004. These instances of non compliance as well as management's remediation status are more fully described in management's assertion which is set forth in Exhibit 1.

In our opinion, management's assertion that the Company complied with the aforementioned standards except for the instances of non compliance related to Section I - Custodial Bank Accounts, as of and for the year ended December 31, 2004 is fairly stated, in all material respects.

/s/: PricewaterhouseCoopers LLP

March 18, 2005

GMAC Mortgage logo here

Exhibit I

Management's Assertion Concerning Compliance with USAP Minimum Servicing Standards

March 18, 2005

As of and for the year ended December 31, 2004, GMAC Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) except as follows: Section I - Custodial Bank Accounts requires that reconciliations be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall be prepared within forty-five (45) calendar days after the cutoff date and reconciling items resolved within ninety (90) calendar days of their original identification.

Subsequent to the Company's servicing platform conversion that took place in January of 2004, and as a result of temporary reporting challenges resulting from its conversation, there were bank accounts over the course of several months where the Company was not in full compliance with USAP requirements as it related to the preparation of custodial bank reconciliations within 45 calendar days of cutoff as well as the resolution of reconciling items within 90 calendar days of original identification.

The Company remediated the issues related to the preparation of custodial bank accounts reconciliations within 45 calendar days as of December 31, 2004. The Company has subsequently, in 2005, remediated the resolution of reconciling items within 90 calendar days of original identification.

As of and for the same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $300,000,000 and $100,000,000, respectively.


GMAC Mortgage
Finance Department
4 Walnut Grove Drive
Horsham, PA 19044

/s/: David Applegate
     David Applegate
     Chief Executive Officer
     GMAC Residential Holding Corp

/s/: Ralph Hall
     Ralph Hall
     Chief Operating Officer
     GMAC Residential Holding Corp

/s/: Tony Renzi
     Tony Renzi
     Executive Vice President
     National Servicing Administration
     GMAC Residential Holding Corp

/s/: Jim Hillsman
     Jim Hillsman
     Chief Financial Officer
     GMAC Residential Holding Corp